SCHEDULE 14C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

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EQ ADVISORS TRUST

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AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC

1290 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10104

EQ ADVISORS TRUST

INFORMATION STATEMENT DATED AUGUST 20, 2013

WE ARE NOT ASKING YOU FOR A PROXY AND YOU

ARE REQUESTED NOT TO SEND US A PROXY

The purpose of this Information Statement is to provide you with information about a new investment sub-adviser for the EQ/Large Cap Core PLUS Portfolio (“Portfolio”), a series of EQ Advisors Trust (the “Trust”). The information in this document should be considered to be an Information Statement for purposes of Schedule 14C under the Securities Exchange Act of 1934, as amended. You may obtain an additional copy of the Trust’s Prospectus or Statement of Additional Information, or its most recent Annual Report, free of charge, by writing to the Trust at 1290 Avenue of the Americas, New York, New York 10104, by calling 1-877-222-2144 or by visiting the Trust’s website at www.axa-equitablefunds.com.

AXA Equitable Funds Management Group, LLC (“FMG LLC” or “Manager”) serves as the Investment Manager and Administrator of the Trust. AXA Distributors, LLC serves as the Distributor for the Trust’s shares and is located at 1290 Avenue of the Americas, New York, New York 10104. FMG LLC, in its capacity as the Investment Manager of the Trust, has received an exemptive order from the Securities and Exchange Commission (“SEC”) to permit it and the Trust’s Board of Trustees (“Board”) to select and replace investment sub-advisers for the Trust (“Advisers”) and to amend the advisory agreements between FMG LLC and the Advisers without obtaining shareholder approval, subject to certain conditions. Accordingly, FMG LLC is able, subject to the approval of the Board, to appoint and replace Advisers and to amend advisory agreements without obtaining shareholder approval.

At a June 5-6, 2013 regular meeting of the Board, the Board, including the Trustees who are not “interested persons” (as that term is defined in the Investment Company Act of 1940, as amended (“1940 Act”)) of the Trust, the Manager, the Advisers or the Distributor (“Independent Trustees”), unanimously approved the Manager’s proposal to appoint Capital Guardian Trust Company (“Capital Guardian” or “New Adviser”) as an additional Adviser to an allocated portion of the Portfolio. The Manager’s proposal was based on certain factors, including, but not limited to, the desire of FMG LLC to reduce Adviser concentration in the Portfolio’s Active Allocated Portion and to add a new adviser that would complement the investment strategies of the Portfolio’s other Advisers. FMG LLC is the Manager of the Portfolio, Institutional Capital LLC (“ICAP”) is the other Adviser to the Portfolio’s Active Allocated Portion, and BlackRock Investment Management, LLC (“BlackRock”) is the Adviser to the Portfolio’s Index Allocated Portion.

Factors Considered by the Board

In approving the advisory agreement (“Agreement”) between FMG LLC and Capital Guardian, the Board considered the overall fairness of the Agreement and whether the Agreement was in the best interest of the Portfolio and its shareholders. The Board noted that the New Adviser currently serves as an investment sub-adviser to EQ/Capital Guardian Research Portfolio, another series of the Trust. The Board further considered factors it deemed relevant with respect to the Portfolio and the Agreement, including, as applicable: (1) the nature, quality and extent of the services to be provided by the New Adviser, including the New Adviser’s resources, and responsibilities under the Agreement; (2)

comparative performance information; (3) the level of the proposed advisory fees; (4) economies of scale that may be realized by the Portfolio; and (5) the “fall out” benefits to be realized by the New Adviser and its affiliates (i.e., any direct or indirect benefits to be derived by the New Adviser and its affiliates from the relationship with the Portfolio) as well as relationships that may exist involving an Adviser and the Manager. In considering the Agreement, the Board did not identify any single factor or information as all-important or controlling and each Trustee may have attributed different weight to each factor.

The Board considered, among other things, information regarding the New Adviser’s investment process, the qualifications and background of each portfolio manager who would provide services to the portion of the Portfolio that would be advised by the New Adviser, and the New Adviser’s best execution trading policies. In addition, the Board considered that adding the New Adviser to the Portfolio would reduce Adviser concentration risk in the Portfolio’s Active Allocated Portion, improve the Portfolio’s investment risk characteristics and complement the investment strategies of the Portfolio’s other Advisers. The Board noted its familiarity with the New Adviser, particularly with the strategy and investment team being added to the Portfolio. With respect to performance information, the Board evaluated the performance of EQ/Capital Guardian Research Portfolio as compared to its benchmark. The Board also noted that FMG LLC regularly provided performance information regarding EQ/Capital Guardian Research Portfolio. The Board also considered the level of the proposed advisory fees under the Agreement in light of the nature, quality and extent of the services to be provided by the New Adviser, including comparisons of the advisory fees to those of comparable accounts advised by the New Adviser. The Board noted that the advisory fees were negotiated at arm’s length between the Manager and the New Adviser and are paid by the Manager (not the Portfolio) and, thus, the management fee paid by the Portfolio would not change as a result of the approval of the Agreement. The Board did not consider the New Adviser’s costs and profitability to be material to its deliberations. The Board, did however, evaluate the impact on the Manager’s profitability of the appointment of the New Adviser, as well as ancillary benefits to be derived by the Manager, the New Adviser and their affiliates.

Based on these considerations and the information described below, the Board determined that the nature, quality and extent of the advisory services to be provided by the New Adviser and the performance of EQ/Capital Guardian Research Portfolio supported a decision to approve the Agreement. The Board also determined that the New Adviser’s proposed fee rate is fair and reasonable and would not result in an excessive level of profits to the Manager and that there was a reasonable sharing of benefits from any economies of scale with the Portfolio in light of the existence of breakpoints with respect to the Manager’s and the New Adviser’s fee schedules for the Portfolio. In addition, the Board determined that any ancillary benefits which may accrue to the New Adviser are fair and reasonable. As a result, the Board, including the Independent Trustees, unanimously approved the Agreement. Capital Guardian became an Adviser to the Portfolio effective as of June 21, 2013.

Information Regarding the Investment Advisory Agreement

The terms of the Agreement between FMG LLC and Capital Guardian are substantially similar to those of the Agreements between FMG LLC and the other Advisers to the Portfolio, except as to the effective date and compensation. The Agreement will remain in effect for its initial two-year term and thereafter only so long as the Board, including a majority of the Independent Trustees, specifically approves its continuance at least annually. The Agreement can be terminated at any time, without the payment of any penalty, by the Board, including a majority of the Independent Trustees or by the vote of a majority of the outstanding voting securities of the Portfolio, on sixty days’ written notice to FMG LLC and the New Adviser, or by FMG LLC or the New Adviser on sixty days’ written notice to the Trust and the other party. The Agreement also terminates automatically in the event of its “assignment” (as defined in the 1940 Act) or in the event that the Investment Management Agreement between FMG LLC and the Trust is terminated for any other reason. FMG LLC (and not the Portfolio) is responsible for the payment of the advisory fee to the New Adviser.

The Agreement generally provides that the New Adviser will not be liable for any losses, claims, damages, liabilities or litigation incurred by FMG LLC or the Trust as a result of any error of judgment or mistake of law by the New Adviser with respect to the Portfolio, except that nothing in the Agreement limits the New Adviser’s liability for all losses, claims, damages, liabilities or litigation arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the New Adviser in the performance of any of its duties or obligations or (ii) any untrue statement of a material fact, or any omission thereof, in the Trust’s Prospectus, Statement of Additional Information, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio, if such statement or omission was made in reliance upon information furnished by the New Adviser to FMG LLC or the Trust.

Information Regarding Capital Guardian Trust Company

The following provides additional information about the New Adviser. Information is provided in Appendix A to this Information Statement with respect to advisory fees paid to the New Adviser by comparable funds subject to the 1940 Act that it advises.

Capital Guardian is a wholly owned subsidiary of Capital Group International, Inc., which itself is a wholly owned subsidiary of The Capital Group Companies, Inc. The Capital Group Companies is privately held and is the parent company of several other subsidiaries, all of which directly or indirectly provide investment management services.

Capital Guardian has been providing investment management services since 1968 and has been the Adviser to the EQ/Capital Guardian Research Portfolio, another series of the Trust, since its inception in May 1, 1999. As of December 31, 2012, Capital Guardian had $43.5 billion in assets under management.

As an Adviser to a portion of the Active Allocated Portion of the Portfolio, Capital Guardian provides a team of investment analysts who are responsible for making investment decisions for the portion of the Active Allocated Portfolio within their individual area of coverage. Two Research Portfolio Coordinators are responsible for, among other things, facilitating the communication of investment ideas, monitoring cash flows and allocating portfolio assets among the analysts. Capital Guardian’s Investment Committee oversees this process. Research Portfolio Coordinators also have analyst responsibilities within the research portfolio.

Cheryl Frank and Carlos Schonfeld serve as Research Portfolio Coordinators for the portion of the Active Allocated Portion of the Portfolio advised by the New Adviser. Ms. Frank is a vice president and Research Portfolio Coordinator of U.S. equities of Capital International Research, Inc. (an affiliate of Capital Guardian) (“Capital International”) with research responsibilities for the health care services sector, drug retail industry, and software. Ms. Frank joined Capital International in 2002. Mr. Schonfeld is senior vice president and Research Portfolio Coordinator of U.S. equities for Capital International with research responsibilities for the business services sector. Mr. Schonfeld joined Capital International as an analyst in 1999. Ms. Frank and Mr. Schonfeld currently serve in these capacities for the Trust’s EQ/Capital Guardian Research Portfolio.

Capital Guardian’s office is located at 333 South Hope Street, Los Angeles, CA 90071. Capital Guardian is organized as a corporation in the State of California. Capital Guardian’s principal executive officers and directors include:

Director & Chairman	Andrew F. Barth
Director & President	Theodore R. Samuels
Director, Senior Vice President & Treasurer	Michael A. Felix
Director, Senior Vice President & Senior Counsel	Peter C. Kelly
Director	John H. Kelly

The address of each of these individuals is 333 South Hope Street, Los Angeles, CA 90071.

For its services to the Portfolio, Capital Guardian receives an advisory fee based on the aggregated net assets of its allocated portion of the Portfolio and the EQ/Capital Guardian Research Portfolio, also managed by FMG LLC for which Capital Guardian serves as an Adviser (“Capital Guardian Portfolios”) as follows: 0.50% of the Capital Guardian Portfolios’ daily net assets up to and including $150 million; 0.45% of the Capital Guardian Portfolios’ daily net assets over $150 million up to and including $300 million; 0.35% of the Capital Guardian Portfolios’ daily net assets over $300 million up to including $500 million; and 0.30% of the Capital Guardian Portfolios’ daily net assets in excess of $500 million up to and including $1 billion; 0.275% of the Capital Guardian Portfolios’ average daily net assets in excess of $1 billion up to and including $2 billion; and 0.25% of the Capital Guardian Portfolios’ daily net asset in excess of $2 billion.

Portfolio Transactions

To the extent permitted by law and in accordance with procedures established by the Trust’s Board, each Portfolio of the Trust may engage in brokerage transactions with brokers that are affiliates of the Manager or the Advisers, with brokers who are affiliates of such brokers, or with unaffiliated brokers who trade or clear through affiliates of the Manager or Advisers. For the fiscal year ended December 31, 2012, the Portfolio paid $7,127 in brokerage commissions to brokerage affiliates of the Portfolio.

Control Persons and Principal Holders

AXA Equitable Life Insurance Company (“AXA Equitable”), the parent company of FMG LLC, may be deemed to be a control person with respect to the Trust by virtue of its ownership of more than 99% of the Trust’s shares as of July 31, 2013. FMG LLC is organized as a Delaware limited liability company and is a wholly owned subsidiary of AXA Equitable. AXA Equitable is a wholly owned subsidiary of AXA Financial, Inc., a subsidiary of AXA, a French insurance holding company. As a “series” type of mutual fund, the Trust issues separate series of shares of beneficial interest with respect to each Portfolio. As of July 31, 2013, the Trustees and Officers of the Trust owned Contracts entitling them to provide voting instructions in the aggregate with respect to less than one percent of the beneficial interest of the Portfolio.

The following table sets forth information regarding the shareholders who owned beneficially or of record more than 5% of any class of shares of the Portfolio as of July 31, 2013:

Shareholder	Class	Number of Shares Owned	Percentage of Class
AXA Moderate-Plus Allocation Portfolio	Class K	52,985,244.77	42.34%
AXA Moderate Allocation Portfolio	Class K	17,355,881.20	32.76%
Ludwig Fmly Irr Tst dtd 20080520 Kathleen W. Ludwig Rita Whitehead Garland TTEE 605 Piermont Road Demarest NJ 07627	Class IA	40,154.22	29.69%

Shareholder	Class	Number of Shares Owned	Percentage of Class
V Binger Rev Tst dtd 19930319 Etal Patricia S. Binger Wells Fargo Bank NA WLM Appt Insurance Trust PO Box 5953 Sioux Falls SD 57117	Class IA	22,381.72	16.55%
AXA Aggressive Allocation Portfolio	Class K	8,220,958.66	15.52%
Thomas Huhn Irr Tr 20061226 Lucy M. Huhn Patrick B. McDonnell Trustee N 102 W 1498 Berrywood Court Germantown WI 53022	Class IA	11,898.49	8.79%
Ashok Rametra FAM Tst 19970410 Rama Rametra 1 Cobble Court Loudonville NY 12211	Class IA	11,048.54	8.17%
Rama Rametra Fam Tst 19970410 Rama Rametra 1 Cobble Court Loudonville NY 12211	Class IA	11,019.62	8.14%
Nicole R. Dintaman Etal Teryl E. Dintaman 215 S. Lucerne Blvd Los Angeles CA 90005	Class IA	9,805.12	7.25%
AXA Conservative Allocation Portfolio	Class K	3,146,123.55	5.94%

*	The address of the Portfolio is 1290 Avenue of the Americas, New York, New York 10104.

A copy of the Trust’s 2013 Semi-Annual Report is enclosed.

Appendix A

The charts below provide information regarding the advisory fees charged by the Adviser to comparable funds that it sub-advises.

Name of Fund	Net Assets (as of June 30, 2013)	Advisory Fee Rate (% of net assets)
EQ/Capital Guardian Research Portfolio	$313 Million	First $150 Million – 0.50% Next $150 Million – 0.45% Next $200 Million – 0.35% Next $500 Million – 0.30% Next $1 Billion – 0.275% Over $2 Billion – 0.25%

A-1